PRESS RELEASE

BOLDFACE Group, Inc. Announces Reverse Merger and $2.05 Million Private Offering

SANTA MONICA, CALIFORNIA, July 12, 2012 /PRNewswire via COMTEX/ — BOLDFACE Group, Inc., (OTCBB: BLBK) a Nevada corporation (the "Company") announced today that it completed a reverse merger on July 12, 2012, in which BOLDFACE Licensing + Branding, a private Nevada corporation, ("BOLDFACE") became a wholly owned subsidiary of the Company. Shares of the Company are eligible for quotation under the symbol "BLBK". BOLDFACE is in the business of licensing top tier entertainment and celebrity and designer brands for opportunities in the beauty market, including color cosmetics, hair preparations, fragrances, home fragrances, skin care, beauty tools, and other beauty products in all distribution channels.

BOLDFACE’s initial brand, through a license agreement with entities controlled by Kourtney, Kim and Khloé Kardashian, “Khroma Beauty by Kourtney, Kim and Khloé” is expected to launch in December 2012 with a holiday collection at Ulta Beauty, CVS and other stores, followed by a full brand roll out in January 2013. BOLDFACE’s second brand, a yet-to-be named line of Mario Lopez inspired fragrances and male grooming products is expected to hit retailers in March 2013.

In connection with the merger, the pre-merger stockholders of BOLDFACE will receive in exchange for the shares of BOLDFACE common stock owned by such stockholders, among other things, 25,000,000 shares of the Company's common stock.

Concurrently with the closing of the merger, the Company completed an initial closing of 8,200,120 units in a private offering, at a price of $0.25 per unit resulting in aggregate proceeds of $2,050,030, which includes the conversion into units of $1,925,030 of principal on Company bridge notes which were sold by the Company in contemplation of the merger. Each unit consists of one share of the Company's common stock and one five year warrant to purchase one share of the Company's common stock at an exercise price of $1.00 per share. The offering was made on an "all or nothing" basis with respect to a minimum of 8,000,000 units and on a "best efforts" basis with respect to a maximum of 20,000,000 units. In addition, in the event the maximum number of units is sold, the placement agent and the Company have the option to offer an additional 3,000,000 units. The offering for the remaining units is continuing after the closing of the merger.

On the initial closing date, holders of converted bridge notes also received an aggregate of 7,700,120 five year bridge warrants of the Company, 3,850,060 of which are exercisable at $0.25 per share and 3,850,060 of which are exercisable at a price of $0.50 per share. The net proceeds of the offering, including the proceeds from the bridge financing have been or will be principally used for the implementation of sales and marketing programs, expansion of BOLDFACE’s lines of branded products, payment of transaction expenses and for general working capital.

The securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be resold absent registration under or exemption from such Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

About BOLDFACE

BOLDFACE is a Santa Monica, California based celebrity beauty licensing company founded by Nicole Ostoya and Robin Coe-Hutshing, beauty industry veterans. Please visit www.boldfacegroup.com for further information.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding; and the Company's business, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including, the Company's current reports on Form 8-K. The Company does not undertake to update these forward-looking statements.

For additional information, please contact Jodi Hassan of Alison Brod Public Relations at 212.230.1800 or Jodi@alisonbrodpr.com.

SOURCE: BOLDFACE Licensing + Branding.